Exhibit 99.1
GIBSON, DUNN & CRUTCHER LLP
LAWYERS

A REGISTERED LIMITED LIABILITY PARTNERSHIP
INCLUDING PROFESSIONAL CORPORATIONS

3161 Michelson Drive, Irvine, California 92612-4412
(949) 451-3800
www.gibsondunn.com
CMillet@gibsondunn.com
October 13, 2008

Direct Dial	Client Matter No.
(949) 451-3986	T 94661-00007

Fax No.
(949) 475-4651

John J. Stuart, Jr.	John J. Stuart, Jr.
Irvine Sensors Corporation	Optex Systems, Inc., a Texas Corporation
3001 Red Hill Avenue	1420 Presidential Drive
Costa Mesa, CA 92626	Richardson, TX 75081
John J. Stuart, Jr.
Optex Systems, Inc., a Texas Corporation
3001 Red Hill Ave., Bldg. 4-108
Costa Mesa, CA 92626

Re:	Amended Notice of the Occurrence of an Event of Default and Acceleration
Dear Mr. Stuart:
     We represent Optex Systems, Inc., a Delaware corporation (“Optex-Delaware”) with respect to rights and claims it now holds against Irvine Sensors Corporation, a Delaware corporation (“Irvine”) and Optex Systems, a Texas corporation (“Guarantor.”) .
     Optex-Delaware is the assignee of a portion of the of the outstanding indebtedness held by Longview Fund, L.P. and Alpha Capital Anstalt (“Lenders”) under (i) a Term Loan and Security Agreement in the original principal amount of $8,250,000, dated December 29, 2006, executed by Irvine, in favor of Lenders, (ii) a Series 1 Senior Subordinated Secured Convertible Notes dated December 30, 2005 and Series 2 Subordinated Secured Convertible Notes dated December 30, 2005 in the aggregate principal amount of $10,000,000.00, (iii) a Secured Promissory Note issued to Longview Fund L.P. on July 19, 2007, (iv) a Secured Promissory Notes (Restructuring) issued to Lenders on November 28, 2007 (v) an Unconditional Guaranty, dated as of December 29, 2006, executed by Guarantor in favor of Lenders (vi) a Third Party Security Agreement, dated as of December 29, 2006, executed by Guarantor, in favor of Lenders, (vii) an Intellectual Property Security Agreement, dated as of December 29, 2006, executed by Guarantor, in favor of Lenders, and (viii) an Omnibus Security Interest

GIBSON, DUNN & CRUTCHER LLP
October 13, 2008

Acknowledgement, dated as of July 19, 2007, executed by Irvine, and Guarantor, in favor of Lenders (collectively, the “Loan Documents”). As of August 24, 2008, the total amount due under the Loan Documents (including principal, interest and other fees and charges) was approximately $18,357,844. Optex-Delaware is the assignee of $15 million of the outstanding indebtedness.
     Optex-Delaware hereby gives notice of the occurrence of an event of default under the Loan Documents, including, but not limited to, Irvine’s failure to timely pay all amounts due under the Loan Documents, its failure to comply with the covenants set forth in the Loan Documents and the occurrence of events that constitute a breach of covenants under the Loan Documents. Based thereon, all obligations of Irvine and Guarantor owed to Lenders and Optex-Delaware under the Loan Documents are accelerated and are immediately due and payable in the amount set forth above, plus interest, fees and other charges that have accrued since August 24, 2008.
     Optex-Delaware further gives notice that, pursuant to its immediate right upon the occurrence of an event of default to exercise all remedies as provided in the Loan Documents, including without limitation the right to seize or obtain control of, and to use, operate, and sell all property and assets pledged by Irvine and Guarantor as security under the Loan Documents, Optex-Delaware shall sell at a public sale all collateral pledged by Guarantor as security for its guaranty of the obligations of Irvine under the Loan Documents as also set forth in a separate Notice of Public Sale of Collateral, as it may be subsequently amended.
Very truly yours,

/s/ Craig H. Millet

Craig H. Millet
CHM/pac
cc: Dorsey & Whitney LLP, Attn: Ellen S. Bancroft, Esq. and Roger Cohen, Esq.